Exhibit 10.15

SUMMARY OF DIRECTOR COMPENSATION

Directors who are also employees of the Company do not receive compensation for serving as directors. Non-employee directors receive an annual retainer in the amount of $20,000, and the Chairman of the Board receives an additional $20,000 annual retainer. Retainer fees are paid quarterly in arrears. Non-employee directors also receive cash compensation for full Board and committee meetings as follows:

Per Meeting Fee
Board of Directors	$1,500
Audit Committee	1,000
Compensation Committee	500
Investment Committee	500
Nominating and Corporate Governance Committee	500
Special Committees	500